Exhibit 99.1

ChinaCast Education Corporation Announces Results of Annual Meeting

Press Release: ChinaCast Education Corporation – 25 minutes ago

Companies: ChinaCast Education Corporation

BEIJING, Jan. 17, 2012 /PRNewswire-Asia-FirstCall/ -- ChinaCast Education Corporation (Nasdaq: CAST - News) today announced the results of its Annual Meeting of Stockholders that was held at 9am Beijing time on January 10, 2012. According to the final certified report issued today at 10:30 am ET by IVS Associates, Inc., the inspector of election, the following persons were elected as directors of ChinaCast to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified: Ron Chan Tze Ngon, Michael Santos, Stephen Markscheid, Daniel Tseung, Ned Sherwood and Derek Feng. The Company will file a Form 8-K setting forth the full voting results detailed in the report of IVS Associates.

January 17, 2012

Dear Fellow Stockholders,

I would like to take this opportunity to thank our stockholders for taking the time to meet with me over the last two weeks. Now that the election has concluded and you, the stockholders, have spoken, ChinaCast will honor the results of this election and the will of our stockholders, notwithstanding the reservations asserted by the Company at the Annual Meeting with respect to Mr. Sherwood's compliance with the Company's bylaws and notwithstanding certain disclosures made by Mr. Sherwood in the course of this proxy contest that we believe were misleading and in some cases plainly wrong.

I take great pride in what the Company has accomplished in our twelve year operating history and four year history as a publicly traded company on the NASADAQ. We have successfully grown the Company to one of the largest post-secondary education companies in China with now over 35,000 on-campus students and 145,000 distance learning students and have grown revenue and income spectacularly over the past four years.

I credit some of the Company's success to the fact that, until mid-2011, management was fortunate to have had the privilege of working with a well functioning, constructive Board that consisted of a majority of independent directors that was supportive and respectful of management. I also credit our success to the cooperation, dedication and support we received from our employees, management and academic teams at all our business operations in China and the excellent working relationships we' have developed with the Chinese regulatory authorities and the state-owned parent universities of our schools. We have been successful in maintaining a delicate balance between the interests of all of these parties thus building a very stable business for the benefit of all our stockholders. Although we believe that our future is bright, we also believe that our best performance can only be achieved in the spirit of continued cooperation and respect, which includes recognition of the fact that ChinaCast is operating in a very different cultural and legal environment than that in the United States.

It is no secret that Mr. Sherwood has disagreed with me on many important matters concerning the Company. Because of the disclosures made by both sides in the proxy contest, most of these disagreements are now a matter of public record both in the United States and China. This election has now put Mr. Sherwood in a position to control all board committees, or at a minimum outright block any management initiatives through a deadlock vote of the Board. In the event that the Board is expanded to include an additional Fir Tree designee, Mr. Sherwood would take absolute control of the Board. Although I can assure you that I will always seek to do whatever I can to work to enhance the business operations, business relationships and success of the Company, this circumstance may result in situations where actions or proposals that management deems appropriate or important for the growth and prosperity of our operations or for the maintenance of important business and governmental relationships in China will not be supported. From this point forward, the future success of this Company may very well be dependent upon the decisions of Mr. Sherwood and the directors beholden to him while I continue to do whatever I can do to help this Company with the authority that I am able to assert.

I would like to assure you that it is my intention and hope to continue to serve as Chairman and Chief Executive Officer of ChinaCast and that I will always endeavor to work to nurture important relationships and to continue the growth and prosperity of the Company to the best of my ability and judgment. I would also like to assure you that management will fully support the new reconstituted Special Committee in its efforts to create value for all stockholders.

I thank you for your continued support of ChinaCast.

Sincerely,
Ron Chan Tze Ngon

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities: The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan. These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:

ChinaCast Education Corporation
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

MZ-HCI
Ted Haberfield, President
+1-760-755-2716
thaberfield@hcinternational.net